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                                                                    EXHIBIT 10.1

                              SEPARATION AGREEMENT

         This SEPARATION AGREEMENT (the "Agreement") is made and entered into as of January 1, 2002, by and between Barnes & Noble, Inc., a Delaware corporation ("Barnes & Noble"), and GameStop Corp., a Delaware corporation and a wholly owned subsidiary of Barnes & Noble ("GameStop"). Certain capitalized terms used herein are defined in Section 1 of this Agreement.

                               W I T N E S S E T H

         WHEREAS, Barnes & Noble currently owns all of the issued and outstanding GameStop Common Stock;

         WHEREAS, GameStop has filed the IPO Registration Statement with the SEC but it has not yet become effective;

         WHEREAS, the parties currently contemplate that, reasonably promptly following the execution of this Agreement, GameStop shall consummate the Initial Public Offering;

         WHEREAS, immediately following the consummation of the Initial Public Offering, Barnes & Noble shall own 100% of the outstanding Class B Common Stock of GameStop, which will constitute in excess of 90% (by vote) of the outstanding GameStop Capital Stock;

         WHEREAS, concurrently with the execution of this Agreement, Barnes & Noble and GameStop are entering into the Registration Rights Agreement;

         WHEREAS, Barnes & Noble currently intends to evaluate its strategic options with respect to its entire ownership interest in GameStop remaining after the Initial Public Offering, including Barnes & Noble's divestiture of its entire ownership of GameStop in a Distribution by means of a split-off, a spin-off or some combination thereof;

         WHEREAS, Barnes & Noble and GameStop intend that the Distribution, if it occurs, will be tax-free to Barnes & Noble and its stockholders under Section 355 of the Code; and

         WHEREAS, the parties intend in this Agreement to set forth the principal arrangements between them regarding the Initial Public Offering and the Distribution;

         NOW, THEREFORE, in consideration of the premises and the
representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:
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         1. Definitions. Capitalized terms used in this Agreement shall have the following meaning:

         "AAA" means the American Arbitration Association or any successor organization thereto.

         "Active Trade or Business" means the active conduct of the trade or business (as defined in Section 355(b)(2) of the Code) conducted by GameStop immediately prior to the applicable Distribution Date.

         "Affiliate" means a GameStop Affiliate or a Barnes & Noble Affiliate, as the case may be.

         "Annual Financial Statements" means (A) the consolidated financial statements of GameStop (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and (B) a discussion and analysis by management of GameStop's and its Subsidiaries' financial condition and results of operations for such year, including an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K.

         "Barnes & Noble Affiliate" means a Person that, after giving effect to the Distribution, directly or indirectly through one or more intermediaries, is Controlled by Barnes & Noble.

         "Barnes & Noble Annual Statements" means Barnes & Noble's audited annual financial statements.

         "Barnes & Noble Auditors" means Barnes & Noble's independent certified public accountants. As of the date of this Agreement, the Barnes & Noble Auditors are BDO Seidman, LLP.

         "Barnes & Noble Business" means any business or operations of Barnes & Noble or any Barnes & Noble Affiliates other than the GameStop Business.

         "Barnes & Noble Common Stock" means the common stock, par value $0.001 per share, of Barnes & Noble.

         "Barnes & Noble Disclosure Portions" means all material set forth in, or incorporated by reference into, either the IPO Registration Statement or the Distribution Registration Statement, as applicable, to the extent relating exclusively to (i) Barnes & Noble and the Barnes & Noble Affiliates (excluding GameStop and the GameStop Affiliates), (ii) the Barnes & Noble Business, (iii) Barnes & Noble's intentions with respect to the Distribution or (iv) the terms of the

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Distribution, including the form, structure and terms of any transaction(s)
and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution.

         "Barnes & Noble Public Filings" means public earnings releases, quarterly reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Barnes & Noble with the SEC, any national securities exchange or otherwise made publicly available.

         "Barnes & Noble Transfer Agent" means The Bank of New York, or any successor transfer agent and registrar for the Barnes & Noble Common Stock, in its capacity as the transfer agent and registrar for the Barnes & Noble Common Stock.

         "Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

         "Business" means the GameStop Business or the Barnes & Noble Business, as the case may be.

         "Class A Common Stock" means the Class A Common Stock, par value $.001 per share, of GameStop.

         "Class B Common Stock" means the Class B Common Stock, par value $.001 per share, of GameStop.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Dispute Notice" means written notice of any dispute between Barnes & Noble and GameStop arising out of or relating to this Agreement, which shall set forth, in reasonable detail, the nature of the dispute.

         "Distribution Registration Statement" means any and all registration statements, information statements or other documents filed by any party with the SEC in connection with any transaction constituting part of the Distribution, in each case as supplemented or amended from time to time.

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         "Distribution Date" means any date or dates, as the case may be, determined by Barnes & Noble, in its sole and absolute discretion, to be a date on which shares of GameStop Common Stock held by Barnes & Noble are distributed in connection with the Distribution.

         "Distribution" means the distribution of GameStop Common Stock by Barnes & Noble in one or more transactions occurring after the Initial Public Offering that collectively have the effect that shares of GameStop Common Stock held by Barnes & Noble constituting Tax Control are distributed to Barnes & Noble stockholders, whenever such transaction(s) shall occur.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "GAAP" means generally accepted accounting principles, consistently applied.

         "GameStop Auditors" means GameStop's independent certified public accountants. As of the date of this Agreement, the GameStop Auditors are BDO Seidman, LLP.

         "GameStop Transfer Agent" means The Bank of New York, or any successor transfer agent and registrar for the Class A Common Stock, in its capacity as the transfer agent and registrar for the Class A Common Stock.

         "GameStop Affiliate" means a Person that, after giving effect to the Distribution, directly or indirectly through one or more intermediaries, is Controlled by, or is under common Control with GameStop.

         "GameStop Public Documents" means (x) all reports, notices and proxy and information statements to be sent or made available by GameStop or any of its Subsidiaries to their security holders, (y) all regular, periodic and other reports to be filed under Sections 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and (z) all registration statements and prospectuses to be filed by GameStop or any of its Subsidiaries with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange.

         "GameStop Common Stock" means collectively, the Class A Common Stock and the Class B Common Stock.

         "GameStop Capital Stock" means all classes or series of capital stock of GameStop.

         "GameStop Business" means any business or operations of GameStop or any GameStop Affiliates, including, in all cases, any predecessor entities.

         "Indemnifying Party" means a Person that is obligated to provide indemnification under this Agreement.

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         "Indemnitee" means a Person that is entitled to seek indemnification under this Agreement.

         "Indemnity Payment" means an amount that an Indemnifying Party is required to pay to an Indemnitee under this Agreement.

         "Initial Public Offering" means the initial public offering by GameStop of shares of GameStop Common Stock as contemplated by the IPO Registration Statement.

         "Insurance Proceeds" means the payment received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured, net of any applicable premium adjustment and tax effect.

         "IPO Registration Statement" means the Registration Statement on Form S-1, Registration No. 333-68294 of GameStop, as supplemented and amended from time to time.

         "IRS" means Internal Revenue Service of the U.S. Department of Treasury or any successor agency.

         "Losses" means all losses, liabilities, claims, obligations, demands, judgments, damages, dues, penalties, assessments, fines (civil or criminal), costs, liens, expenses, forfeitures, settlements, or fees, reasonable attorneys' fees and court costs, of any nature or kind, whether or not the same would properly be reflected on a balance sheet, and "Loss" means any of these.

         "Negotiation Period" means the period of 20 Business Days following the initial meeting of the representatives of Barnes & Noble and GameStop following the receipt of a Dispute Notice.

         "Notice" means any notice, request, claim, demand, or other communication under this Agreement.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Pre-Distribution Period" means the period of time from the date hereof until the completion of the Distribution.

         "Proposed Acquisition Transaction" means a transaction or series of transactions as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from GameStop or one or more holders of outstanding shares of GameStop Capital Stock, a number of shares of GameStop Capital Stock that would, when combined with the number of shares of GameStop Capital Stock sold pursuant to the Initial Public Offering,

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comprise 50% or more of (A) the value of all outstanding shares of GameStop
Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of Voting Stock of GameStop as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.

         "Quarterly Financial Statements" means (A) the consolidated financial statements of GameStop and its Subsidiaries (and notes thereto) for such quarter period and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of GameStop the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X, and (B) a discussion and analysis by management of GameStop's and its Subsidiaries' financial condition and results of operations for such fiscal period, including an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K.

         "Registration Rights Agreement" means the Registration Rights Agreement to be entered into between Barnes & Noble and GameStop concurrently with the execution and delivery of this Agreement.

         "Regulation S-K" means Regulation S-K of the General Rules and Regulations promulgated by the SEC.

         "Regulation S-X" means Regulation S-X of the General Rules and Regulations promulgated by the SEC.

         "Representation Date" means any date on which GameStop makes any representation (i) to the IRS or to counsel selected by Barnes & Noble for the purpose of obtaining a Subsequent Tax Opinion/Ruling, or (ii) to Barnes & Noble for the purpose of any determination required to be made by Barnes & Noble pursuant to Section 4.1.

         "Representation Letters" means the representation letters and any other materials (including the ruling request and the related supplemental submissions to the IRS) delivered or deliverable by Barnes & Noble and others in connection with the rendering by Barnes & Noble's tax counsel and the issuance by the IRS of the Tax Opinions/Rulings, which to the extent related to GameStop shall be in form and substance reasonably satisfactory to GameStop.

         "Representative" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

         "SEC" means the United States Securities and Exchange Commission.


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         "Securities Act" means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "Subsequent Tax Opinion/Ruling" means either (i) an opinion of counsel selected by Barnes & Noble, in its sole and absolute discretion, confirming, in form and substance reasonably satisfactory to Barnes & Noble, that, as a consequence of the consummation of a subsequent transaction, no income, gain or loss for U.S. federal income tax purposes will be recognized by Barnes & Noble, the stockholders or former stockholders of Barnes & Noble, or any Barnes & Noble Affiliate with respect to the Distribution, or (ii) an IRS private letter ruling to the same effect.

         "Subsidiary" means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries Controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote with respect to the election of members to the board of directors or similar governing body; provided, however, that for the purposes of this Agreement, neither GameStop nor any of the Subsidiaries of GameStop shall be deemed to be Subsidiaries of Barnes & Noble or of any of the Subsidiaries of Barnes & Noble.

         "Tax Opinions/Rulings" means any opinions of Tax Counsel and any rulings by the IRS deliverable to Barnes & Noble in connection with the Distribution.

         "Tax Agreements" means, collectively, the (i) Tax Disaffiliation Agreement between Barnes & Noble and GameStop, dated as of January 1, 2002, as amended from time to time and (ii) this Agreement.

         "Tax Control" means the definition of "control" set forth in Section 368(c) of the Code (or in any successor statute or provision), as such definition may be amended from time to time.

         "Tax-Free Status of the Distribution" means the nonrecognition of taxable gain or loss for U.S. federal income tax purposes to Barnes & Noble, Barnes & Noble Affiliates and Barnes & Noble's stockholders in connection with the Distribution.

         "Tax-Related Losses" means (i) all federal, state and local Taxes (including interest and penalties thereon) imposed pursuant to any settlement, final determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such taxes; and
(iii) all costs and expenses that may result from adverse tax consequences to Barnes & Noble or Barnes & Noble's stockholders (including all costs, expenses and damages associated with stockholder litigation or controversies) payable by Barnes & Noble or Barnes & Noble Affiliates.

         "Tax" means (i) any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social

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security (or similar),unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on, minimum, estimated, or other tax, assessment, or governmental charge of any kind whatsoever imposed by any governmental authority, including any interest, penalty, or addition thereto, whether disputed or not; (ii) liability for the payment of any amounts of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto; and
(iii) liability for the payment of any amounts of the type described in clause
(i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

         "Third-Party Claim" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than Barnes & Noble or any Barnes & Noble Affiliate or GameStop or any GameStop Affiliate which gives rise to a right of indemnification hereunder.

         "Underwriting Agreement" means the Underwriting Agreement between GameStop and the underwriters relating to the Initial Public Offering, as amended from time to time.

         "Value" means with respect to any trade or business (or portion thereof), the fair market value of the assets constituting such trade or business (or portion thereof), less the current liabilities associated with such trade or business (or portion thereof), in each case determined as of the applicable Distribution Date.

         "Voting Stock" means with respect to any Person, all classes and series of the capital stock of such Person entitled to vote generally in the election of directors.

         2.       The Initial Public Offering And The Distribution.

                  2.1 The Initial Public Offering. GameStop shall consult with, and cooperate in all respects with, Barnes & Noble in connection with the pricing of the GameStop Common Stock to be offered in the Initial Public Offering and shall, at Barnes & Noble's direction, promptly take any and all actions necessary or desirable to consummate the Initial Public Offering as contemplated by the IPO Registration Statement and the Underwriting Agreement.

                  2.2 The Distribution. Barnes & Noble currently intends, from time to time following the consummation of the Initial Public Offering, to evaluate its strategic options with respect to its remaining ownership interest in GameStop, including to effect the Distribution by means of a split-off, a spin-off or some combination thereof. Barnes & Noble shall, in its sole and absolute discretion, determine whether to proceed with all or any part of the Distribution and all terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, if Barnes & Noble decides to proceed with the Distribution, Barnes &

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Noble may at any time and from time to time until the completion of the
Distribution modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. GameStop shall use its best efforts to cooperate with Barnes & Noble in all respects to accomplish the Distribution and shall, at Barnes & Noble's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including the registration under the Securities Act of GameStop Common Stock on an appropriate registration form or forms to be designated by Barnes & Noble. Barnes & Noble shall have the right to select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and outside counsel for Barnes & Noble; provided that nothing herein shall prohibit GameStop from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

                  2.3 Certain Stockholder Matters. From and after the distribution of GameStop Common Stock in connection with any transaction(s) included as part of the Distribution and until such time as GameStop Common Stock is duly transferred in accordance with applicable law, GameStop shall regard the Persons receiving GameStop Common Stock in such transaction(s) as record holders of GameStop Common Stock in accordance with the terms of such transaction(s) without requiring any action on the part of such Persons. GameStop agrees that, subject to any transfers of such stock, (a) each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of GameStop Common Stock then held by such holder and (b) each such holder shall be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the shares of GameStop Common Stock then held by such holder. Barnes & Noble shall cooperate, and shall instruct the Barnes & Noble Transfer Agent to cooperate, with GameStop and the GameStop Transfer Agent, and GameStop shall cooperate, and shall instruct the GameStop Transfer Agent to cooperate, with Barnes & Noble and the Barnes & Noble Transfer Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of GameStop Common Stock distributed to the holders of Barnes & Noble Common Stock in connection with any transaction(s) included as part of the Distribution. Following the Distribution, Barnes & Noble shall instruct the Barnes & Noble Transfer Agent to deliver to the GameStop Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of Barnes & Noble Common Stock receiving shares of GameStop Common Stock in connection with any transaction(s) included as part of the Distribution.

                  2.4 Prior Relationship. Except as mutually agreed between the parties hereto, GameStop, with respect to GameStop and all of the GameStop Affiliates, and Barnes & Noble, with respect to Barnes & Noble and all of the Barnes & Noble Affiliates, agree to take all commercially reasonable action as promptly as is commercially reasonable to discontinue their respective uses of any printed material that indicates an ownership or other relationship between or among Barnes & Noble and GameStop or any of their respective Affiliates that has changed as

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a result of the Initial Public Offering, the Distribution or any other transactions contemplated hereby; provided that this Section 2.4 shall not prohibit the use of printed material containing appropriate and accurate references to such relationship.

                  2.5 Further Assurances Regarding the Distribution. In addition to the actions specifically provided for elsewhere in this Agreement, if Barnes & Noble decides to proceed with the Distribution, GameStop shall, at Barnes & Noble's direction, use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things commercially reasonably necessary, proper or expeditious under applicable laws, regulations and agreements in order to consummate and make effective the Distribution as promptly as reasonably practicable. Without limiting the generality of the foregoing, GameStop shall, at Barnes & Noble's direction, cooperate with Barnes & Noble, and execute and deliver, or use all commercially reasonable efforts to cause to have executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any domestic or foreign governmental or regulatory authority requested by Barnes & Noble in order to consummate and make effective the Distribution.

                  2.6 Abandonment of the Distribution. The parties expressly acknowledge and agree that Barnes & Noble from time to time intends to evaluate its strategic options with respect to its ownership interest in GameStop remaining after the Initial Public Offering, including the Distribution. The parties further acknowledge and agree that, should Barnes & Noble decide to pursue the Distribution, Barnes & Noble will not be obligated in any respect to proceed with or complete the Distribution and that Barnes & Noble may, in its sole and absolute discretion, at any time abandon its plans to proceed with or complete the Distribution.

         3.       Expenses.

                  3.1 General. Except as otherwise provided in this Agreement or any other agreement entered into between the parties relating to the Initial Public Offering or the Distribution, all costs and expenses of either party hereto in connection with the Initial Public Offering and the Distribution shall be paid by the party that incurs such costs and expenses.

                  3.2 Certain Expenses Relating to the Initial Public Offering. GameStop shall be responsible for the payment of all costs, fees and expenses relating to the Initial Public Offering, including the payment of (a) the costs, fees and expenses of all of Barnes & Noble's financial, legal, accounting and other advisors incurred in connection with the Initial Public Offering and (b) any internal fees, costs and expenses incurred by Barnes & Noble or any Barnes & Noble Affiliate in connection with the Initial Public Offering. Barnes & Noble shall be entitled to any and all amounts received from the underwriters as reimbursement for any costs, fees and expenses relating to the Initial Public Offering.

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                  3.3 Certain Expenses Relating to the Distribution. Barnes &
Noble shall generally be responsible for the payment of all costs, fees and expenses relating to the Distribution; provided that GameStop shall be responsible for the payment of (a) the costs, fees and expenses of all of GameStop's financial, legal, accounting and other advisors incurred in connection with the Distribution and (b) any internal fees, costs and expenses incurred by GameStop or any GameStop Affiliate in connection with the Distribution.

         4. Covenants to Preserve Tax-free Status of the Distribution. GameStop and Barnes & Noble hereby represent and warrant to, and covenant and agree with, each other as follows:

                  4.1      Restrictions on GameStop.

                           (a) Pre-Distribution Period. GameStop shall not take
any action (such action to include, if relevant, the issuance of GameStop Capital Stock upon the exercise by the holders thereof of all options or convertible securities issued by GameStop) during the Pre-Distribution Period if, as a result of taking such action, GameStop would issue a number of shares of GameStop Capital Stock (including by way of the exercise of stock options or the issuance of restricted stock) that would cause Barnes & Noble to cease to have Tax Control of GameStop, unless prior to the consummation of such transaction Barnes & Noble has determined, in its sole and absolute discretion, that such transaction would not jeopardize the Tax-Free Status of the Distribution. Notwithstanding the foregoing provisions of this Section 4.1(a), GameStop shall be permitted to issue stock options and restricted stock awards to its employees so long as (i) GameStop repurchases sufficient shares of issued and outstanding GameStop Capital Stock on or prior to the date such options are exercisable or restricted stock is vested (or deemed vested) to insure that, assuming the exercise of all exercisable options and vesting of such restricted stock, Barnes & Noble would not cease to have Tax Control of GameStop and (ii) GameStop provides Barnes & Noble with prior written notification of the procedures by which GameStop intends to comply with its obligation described in clause (i) above and Barnes & Noble approves of such procedures (which approval shall not be unreasonably withheld).

                           (b) Proposed Acquisition Transactions. From the date
of this Agreement until the first day after the two-year anniversary of the latest Distribution Date, GameStop shall not enter into any Proposed Acquisition Transaction or, to the extent GameStop has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur unless prior to the consummation of such Proposed Acquisition Transaction, Barnes & Noble has determined, in its sole and absolute discretion, that such Proposed Acquisition Transaction would not jeopardize the Tax-Free Status of the Distribution.

                           (c) Continuation of Active Trade or Business. From
the date of this Agreement until the first day after the two-year anniversary of the latest Distribution Date:

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                                    (i) GameStop shall continue to conduct the
Active Trade or Business;

                                    (ii) subject to clause (c)(iii) below,
GameStop shall not (A) liquidate, dispose of, or otherwise discontinue the conduct of any portion of the Active Trade or Business with a Value in excess of $25 million or (B) dispose of any business or assets that would cause GameStop to be operated in a manner inconsistent in any material respect with the business purposes for the Distribution as set forth in the Representation Letters and any Tax Opinions/Rulings, in each case unless Barnes & Noble has determined, in its sole and absolute discretion, that such liquidation, disposition or discontinuance would not jeopardize the Tax-Free Status of the Distribution;

                                    (iii) GameStop shall not under any
circumstances liquidate, dispose of, or otherwise discontinue the conduct of any portion of the Active Trade or Business if such liquidation, disposition or discontinuance would breach Section 4.1(d). GameStop shall continue the active conduct of the Active Trade or Business primarily through officers and employees of GameStop or its Subsidiaries (and not primarily through independent contractors) who are not also officers or employees of Barnes & Noble or of any Barnes & Noble Affiliates. Notwithstanding the foregoing, (A) except with respect to any corporation or other entity the status of which as the direct owner of an active trade or business is material to the Tax-Free Status of the Distribution, liquidations of any of GameStop's Subsidiaries into GameStop or one or more Subsidiaries directly or indirectly controlled by GameStop shall not be deemed to breach this Section 4.1(c) and (B) GameStop shall not be prohibited from liquidating, disposing of or otherwise discontinuing the conduct of one or more trades or businesses that constituted part of the Active Trade or Business, or any portion thereof, provided that, in the case of this clause (B), the aggregate Value of such trades or businesses, or portions thereof, so liquidated, disposed of or discontinued shall not exceed $25 million. For purposes of the foregoing, asset retirements, sale-leaseback arrangements and discontinuances of product lines within a trade or business the active conduct of which is continued shall not be deemed a liquidation, disposition or discontinuance of a trade or business or portion thereof;

                                    (iv) solely for purposes of this Section
4.1(c), GameStop shall not be treated as directly or indirectly controlling a Subsidiary unless GameStop owns, directly or indirectly, shares of capital stock of such Subsidiary constituting Tax Control.

                           (d)      Continuity of Business.

                                    (i) From the date of this Agreement until
the first day after the two-year anniversary of the Distribution Date, (A) GameStop shall not voluntarily dissolve or liquidate, and (B) except in the ordinary course of business, neither GameStop nor any Subsidiaries directly or indirectly controlled by GameStop shall sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of such Subsidiaries) that, in the aggregate, constitute more than
(x) 60% of the gross assets of

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GameStop or (y) 60% of the consolidated gross assets of GameStop and such
Subsidiaries, unless prior to the consummation of such transaction Barnes & Noble has determined, in its sole and absolute discretion, that such transaction would not jeopardize the Tax-Free Status of the Distribution. The amount of gross assets of GameStop and such Subsidiaries shall be based on the fair market value of each such asset as of the applicable Distribution Date.

                                    (ii) Sales, transfers or other dispositions
by GameStop or any of its Subsidiaries to GameStop or one or more Subsidiaries directly or indirectly controlled by GameStop shall not be included in any determinations under this Section 4.1(d) of whether such 60% or more of the gross assets of GameStop or 60% of the consolidated gross assets of GameStop and such Subsidiaries have been sold, transferred or otherwise disposed of.

                                    (iii) Solely for purposes of this Section
4.1(d), GameStop shall not be treated as directly or indirectly controlling a Subsidiary unless GameStop owns, directly or indirectly, shares of capital stock of such Subsidiary constituting Tax Control.

                           (e) Discharge of Intra-company Indebtedness. Prior to
the first Distribution Date, GameStop shall fully discharge and satisfy all of the then existing indebtedness owed to Barnes & Noble or any Barnes & Noble Affiliate (other than payables incurred in the ordinary course of the business). From such date until the first day after the two-year anniversary of the latest Distribution Date, GameStop shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or allow to exist any indebtedness with Barnes & Noble or any Barnes & Noble Affiliate.

                           (f) Miscellaneous Actions. From the date of this
Agreement until the first day after the two-year anniversary of the latest Distribution Date, GameStop shall not take, or permit any of its Subsidiaries to take, any other actions or enter into any transaction or series of transactions or agree to enter into any other transactions that would be reasonably likely to jeopardize the Tax-Free Status of the Distribution, including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters, unless prior to the consummation of such action or transaction Barnes & Noble has determined, in its sole and absolute discretion, that such action or transaction would not jeopardize the Tax-Free Status of the Distribution. Notwithstanding the foregoing, if and to the extent that any action or transaction is described in and permitted pursuant to Sections 4.1(a), (b), (c), (d) and (e), such action or transaction shall not be prohibited by this Section 4.1(f).

                           (g) Permitted Actions and Transactions.
Notwithstanding the foregoing, the provisions of Section 4.1 shall not prohibit GameStop from implementing any transaction upon which the IRS has granted a favorable ruling in, or which is described in reasonable detail in, any Tax Opinions/Rulings.

                  4.2      Cooperation and Other Covenants.

                           (a) Notice of Subsequent GameStop Actions. Each of
GameStop and Barnes & Noble shall furnish the other with a copy of any ruling requests or other documents delivered to the IRS that relates to the Distribution or that could otherwise be reasonably expected to have an effect on the Tax-Free Status of the Distribution.

                           (b) Cooperation.

                                    (i) Each of GameStop and Barnes & Noble
shall cooperate with the other and shall take (or refrain from taking) all such actions as the other may reasonably request in connection with obtaining any Barnes & Noble determination referred to in Section 4.1. Such cooperation shall include providing any information and/or representations reasonably requested by the other to enable either party (or counsel for such party) to obtain and maintain any Subsequent Tax Opinion/Ruling that would permit any action described in Section 4.1 to be taken by GameStop or a GameStop Affiliate. From and after any Representation Date in connection with obtaining any such determination or the receipt of a Subsequent Tax Opinion/Ruling and until the first day after the two-year anniversary of the date of such determination or receipt, neither party shall take (nor shall it refrain from taking) any action that would have caused such representation to be untrue unless the other party has determined, in its sole and absolute discretion, that such action would not jeopardize the Tax-Free Status of the Distribution.

                                    (ii) In the event that GameStop notifies
Barnes & Noble that it desires to take one of the actions described in Section
4.1 and Barnes & Noble concludes that such action might jeopardize the Tax-Free Status of the Distribution, Barnes & Noble shall, at the request of GameStop, elect either to (i) use all commercially reasonable efforts to obtain a Subsequent Tax Opinion/Ruling that would permit GameStop to take the specified action, and GameStop shall cooperate in connection with such efforts, or (ii) provide all reasonable cooperation to GameStop in connection with GameStop obtaining such a Subsequent Tax Opinion/Ruling in form and substance reasonably satisfactory to Barnes & Noble; provided, however, that the reasonable costs and expenses incurred by Barnes & Noble of obtaining any such Subsequent Tax Opinion/Ruling shall be borne by Barnes & Noble.

                                    (iii) In the event that Barnes & Noble, at
any time prior to the latest Distribution Date, ceases to own GameStop Capital Stock constituting Tax Control and such failure was not caused by any breach by GameStop of any of its representations, warranties, covenants or other agreements made pursuant to this Agreement or otherwise, GameStop shall cooperate with Barnes & Noble and shall take (or refrain from taking) all actions as Barnes & Noble may reasonably request so as to permit Barnes & Noble to regain ownership of GameStop Capital Stock which constitutes Tax Control and would not jeopardize the Tax-Free Status of the Distribution.

                                    (iv) In the event that Barnes & Noble, at
any time prior to the latest Distribution Date, ceases to own GameStop Capital Stock constituting Tax Control and such failure was caused by any breach by GameStop of any of its representations, warranties, covenants or other agreements made pursuant to this Agreement or otherwise, in addition to any monetary damages or other indemnification obligations owing pursuant to Section
4.3 hereof, GameStop shall promptly take (or refrain from taking) all actions, including the purchase of GameStop Capital Stock in the open market, necessary so as to permit Barnes & Noble to regain ownership of GameStop Capital Stock which constitutes Tax Control and would not jeopardize the Tax-Free Status of the Distribution.

                           (c)      Notice.

                                    (i) Until all restrictions set forth in
Section 4.1 have expired, GameStop shall give Barnes & Noble written notice of any intention to effect or permit an action or transaction described in Section
4.1 and which is prohibited thereunder at such time within a period of time reasonably sufficient to enable Barnes & Noble (A) to make the determination referred to in Section 4.1 or (B) to prepare and seek any Subsequent Tax Opinion/ Ruling in connection with such proposed action or transaction. Each such notice by GameStop shall set forth the terms and conditions of the proposed action or transaction, including, as applicable, the nature of any related action proposed to be taken by the Board of Directors of GameStop, the approximate number of shares of GameStop Capital Stock proposed to be transferred or issued, the approximate Value of GameStop's assets (or assets of any of GameStop's Subsidiaries) proposed to be transferred, the proposed timetable for such action or transaction, and the number of shares of GameStop Capital Stock otherwise then owned by the other party to the proposed action or transaction, all with sufficient particularity to enable Barnes & Noble to make any such required determination, including information required to prepare and seek a Subsequent Tax Opinion/Ruling in connection with such proposed action or transaction.

                                    (ii) Promptly, but in any event within 30
Business Days after Barnes & Noble receives such written notice from GameStop, Barnes & Noble shall evaluate such information and notify GameStop in writing of
(A) such determination or (B) of Barnes & Noble's intent to seek a Subsequent Tax Opinion/Ruling and the proposed date for submission of the request therefor, which date shall not be more than 45 days after the date Barnes & Noble so notifies GameStop of Barnes & Noble's intent to seek a Subsequent Tax Opinion/Ruling, provided that such 45-day period shall be appropriately extended for any period of noncompliance by GameStop with Section 4.2(b). If Barnes & Noble makes a determination that an action or transaction described in Section
4.1 would jeopardize the Tax-Free Status of the Distribution, such notice to GameStop shall set forth, in reasonable detail, the reasons therefor. Barnes & Noble shall notify GameStop promptly, but in any event within two Business Days, after the receipt of a Subsequent Tax Opinion/Ruling.

                  4.3      Indemnification For Tax Liabilities.

                           (a) Indemnification. Notwithstanding any other
provision of this Agreement or any provision of any of the Tax Agreements to the contrary but subject to Section 4.3(b), GameStop shall indemnify, defend and hold harmless Barnes & Noble and each Barnes & Noble Affiliate (or any successor to any of them) against any and all Tax-Related Losses incurred by Barnes & Noble in connection with any proposed tax assessment or tax controversy with respect to the Distribution to the extent caused by any breach by GameStop of any of its representations, warranties or covenants made pursuant to this Agreement. All interest or penalties incurred in connection with such Tax-Related Losses shall be computed for the time period up to and including the date that GameStop pays its indemnification obligation in full.

                           (b) Exceptions to GameStop's Indemnification. If
Barnes & Noble (i) makes a determination pursuant to any clause of Section 4.1, on the basis of a Subsequent Tax Opinion/Ruling or otherwise, and (ii) delivers to GameStop written notice of such determination pursuant to Section 4.2(c)(ii), GameStop shall have no obligation pursuant to Section 4.3(a), except to the extent that any Tax-Related Losses so incurred resulted from the inaccuracy, incorrectness or incompleteness of any representation provided by GameStop upon which such Subsequent Tax Opinion/Ruling and/or determination was based.

                           (c) Timing and Method of Tax Indemnification
Payments. GameStop shall pay any amount due and payable to Barnes & Noble pursuant to this Section 4.3 on or before the 15th day following the earlier of agreement or determination that such amount is due and payable to Barnes & Noble. All payments pursuant to this Section 4.3 shall be made by wire transfer to the bank account designated by Barnes & Noble for such purpose, and on the date of such wire transfer GameStop shall give Barnes & Noble notice of the transfer.

                  4.4      Procedure for Indemnification for Tax Liabilities.

                           (a) Notice of Claim. If Barnes & Noble receives
notice of the assertion of any Third-Party Claim with respect to which GameStop may be obligated under Section 4.3 to provide indemnification, Barnes & Noble shall give GameStop notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of Barnes & Noble to give notice as provided in this Section shall not relieve GameStop of its obligations under Section 4.3, except to the extent that GameStop is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

                           (b) Obligation of Indemnifying Party.

                                    (i) Barnes & Noble and GameStop shall
jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which GameStop is obligated under Section 4.3 to provide indemnification, provided that GameStop shall forfeit such joint control right with respect to a particular Third-Party Claim if GameStop or any GameStop Affiliate makes any public statement or filing, or takes any action (including the filing of any submission or pleading, or the giving of a deposition or production of documents, in any administrative or court proceeding) in connection with such Third-Party Claim that is inconsistent in any material respect with any representation or warranty made by GameStop in this Agreement, the Tax Opinions/Rulings, or the Representation Letters.

                                    (ii) GameStop and Barnes & Noble shall
exercise their rights to jointly control the defense of any such Third-Party Claim solely for the purpose of defeating such Third-Party Claim and, unless required by applicable law, neither GameStop nor Barnes & Noble shall make any statements or take any actions that could reasonably result in the shifting of liability for any Losses arising out of such Third-Party Claim from the party making such statement or taking such action (or any of its Affiliates) to the other party (or any of its Affiliates).

                                    (iii) Statements made or actions taken by
either GameStop or Barnes & Noble in connection with the defense of any such Third-Party Claim shall not prejudice the rights of such party in any subsequent action or proceeding between the parties.

                                    (iv) If either Barnes & Noble or GameStop
fails to jointly defend any such Third-Party Claim, the other party shall solely defend such Third-Party Claim and the party failing to jointly defend shall use commercially reasonable efforts to cooperate with the other party in its defense of such Third-Party Claim; provided, however, that Barnes & Noble may not compromise or settle any such Third-Party Claim without the prior written consent of GameStop, which consent shall not be unreasonably withheld or delayed. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third-Party Claim.

                  4.5 Arbitration. Any dispute between the parties arising out of or relating to this Section 4, including the interpretation of this Section 4, or any actual or purported breach of this Section 4, shall be resolved only in accordance with the following provisions:

                           (a) Negotiation. Barnes & Noble and GameStop shall
attempt in good faith to resolve any such dispute promptly through negotiations of the parties. In the event of any such dispute, either party may deliver a Dispute Notice to the other party, and within 20 Business Days after the receipt of such Dispute Notice, the appropriate representatives of Barnes & Noble and GameStop shall meet to attempt to resolve such dispute. If such dispute has not been resolved within the Negotiation Period, or if one of the parties fails or refuses to negotiate such dispute, the issue shall be settled by arbitration pursuant to Section 4.5(b). The results of such arbitration shall be final and binding on the parties.

                           (b) Arbitration Procedure. Either party may initiate
arbitration with regard to such dispute by giving the other party written notice either (i) at any time following the end of the Negotiation Period, or (ii) if the parties do not meet within 20 Business Days after the receipt of the Dispute Notice, at any time thereafter. The arbitration shall be conducted by three arbitrators in accordance with the applicable rules of the AAA then in force and effect, except as otherwise provided in this Section 4.5. Within 20 days following receipt of the written notice of arbitration, Barnes & Noble and GameStop shall each appoint one arbitrator. The two arbitrators so appointed shall appoint the third arbitrator. If either Barnes & Noble or GameStop shall fail to appoint an arbitrator within such 20-day period, the arbitration shall be by the sole arbitrator appointed by the other party. Whether selected by Barnes & Noble and GameStop or otherwise, each arbitrator selected to resolve such dispute shall be a tax attorney or tax accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved. Such arbitrators shall be empowered to determine whether GameStop is required to indemnify Barnes & Noble pursuant to Section 4.3 and to determine the amount of the related indemnification payment. Each of Barnes & Noble and GameStop shall bear 50% of the aggregate expenses of the arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14. The place of arbitration shall be New York, New York. The final decision of the arbitrators shall be rendered no later than one year from the date of the written notice of arbitration.

                  4.6 Exclusive Remedies. Except for the right to pursue equitable remedies, the remedies provided in this Section 4 shall be deemed the sole and exclusive remedies of the parties with respect to the subject matters of the indemnification provisions of this Section 4.

         5.       Certain Other Covenants.

                  5.1      Financial and Other Information.

                           (a) Financial Information. GameStop agrees that, for
so long as Barnes & Noble is required to consolidate GameStop's results of operations and financial position or to account for its investment in GameStop under the equity method of accounting (determined in accordance with generally accepted accounting principles consistently applied):

                                    (i) GameStop shall, and shall cause each of
its Subsidiaries to, maintain a system of internal accounting controls that will provide reasonable assurance that: (A) GameStop's and such Subsidiaries' books, records and accounts fairly reflect all transactions and dispositions of assets and (B) the specific objectives of accounting control are achieved.

                                    (ii) GameStop shall, and shall cause each of
its Subsidiaries to, maintain a fiscal year comprised of 52 or 53 weeks, ending on the Saturday closest to the last day of January.

                                    (iii) GameStop shall deliver to Barnes &
Noble a trial balance submission, which shall include amounts relating to each of its Subsidiaries, in such format and detail as Barnes & Noble may request,
(A) with respect to each month (other than the last month of each fiscal year), within nine Business Days following the last day of each such month, and (B) with respect to each fiscal year, within 14 Business Days following the end of such fiscal year.

                                    (iv) As soon as practicable, and in any
event within nine Business Days after the end of each of the first three fiscal quarters in each fiscal year of GameStop and within 14 Business Days after the end of each such fiscal year, GameStop shall deliver to Barnes & Noble a consolidated income statement and balance sheet for GameStop and its Subsidiaries for such fiscal quarter or year, as the case may be.

                                    (v) As soon as practicable, and in any event
within 35 days after the end of each of the first three fiscal quarters in each fiscal year of GameStop and no later than five days before GameStop intends to file its Quarterly Financial Statements with the SEC, GameStop shall deliver to Barnes & Noble drafts of such Quarterly Financial Statements. No later than the earlier of (x) two Business Days prior to the date GameStop publicly files the Quarterly Financial Statements with the SEC or otherwise makes such Quarterly Financial Statements publicly available or (y) two Business Days prior to the date on which Barnes & Noble has notified GameStop that it intends to file its quarterly financial statements with the SEC, GameStop shall deliver to Barnes & Noble the final form of the Quarterly Financial Statements, certified by the chief financial officer of GameStop as presenting fairly, in all material respects, the financial condition and results of operations of GameStop and its Subsidiaries; provided that GameStop may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by GameStop to Barnes & Noble as soon as practicable, and in any event within eight hours thereafter; and, provided, further, that Barnes & Noble and GameStop financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which GameStop may consider making to its Quarterly Financial Statements and related disclosures during the three Business Days immediately prior to any anticipated filing with the SEC, and GameStop shall obtain Barnes & Noble's consent prior to making any change to GameStop's Quarterly Financial Statements or related disclosures which would have an effect upon Barnes & Noble's financial statements or related disclosures. In addition to the foregoing, no Quarterly Financial Statement or any other document which refers, or contains information with respect, to the ownership of GameStop by Barnes & Noble, the separation of GameStop from Barnes & Noble or the Distribution shall be filed with the SEC or otherwise made public by GameStop or any of its Subsidiaries without the prior written consent of Barnes & Noble.

                                    (vi) GameStop shall deliver to Barnes &
Noble as soon as practicable, and in any event within 45 days after the end of each fiscal year of GameStop and no later than 10 days before GameStop intends to file its Annual Financial Statements with the SEC, drafts of the Annual Financial Statements. GameStop shall deliver to Barnes & Noble all revisions to such drafts as soon as any such revisions are prepared or made. No later than the earlier of (1) five Business Days prior to the date GameStop publicly files the Annual Financial Statements with the SEC or otherwise makes such Annual Financial Statements publicly available or (2) five Business Days prior to the date on which Barnes & Noble has notified GameStop that it intends to file its annual financial statements with the SEC, GameStop shall deliver to Barnes & Noble the final form of the Annual Financial Statements certified by the chief financial officer of GameStop as presenting fairly, in all material respects, the financial condition and results of operations of GameStop and its Subsidiaries; provided that GameStop may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by GameStop to Barnes & Noble as soon as practicable, and in any event within eight hours thereafter; and, provided, further, that Barnes & Noble and GameStop financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which GameStop may consider making to its Annual Financial Statements and related disclosures during the three Business Days immediately prior to any anticipated filing with the SEC, and GameStop shall obtain Barnes & Noble's consent prior to making any change to GameStop's Annual Financial Statements or related disclosures which would have an effect upon Barnes & Noble's financial statements or related disclosures. In addition to the foregoing, no Annual Financial Statement or any other document which refers, or contains information with respect, to the ownership of GameStop by Barnes & Noble, the separation of GameStop from Barnes & Noble or the Distribution shall be filed with the SEC or otherwise made public by GameStop or any of its Subsidiaries without the prior written consent of Barnes & Noble. In any event, GameStop shall deliver to Barnes & Noble, no later than 80 days after the end of each fiscal year of GameStop, the final form of the Annual Financial Statements accompanied by an opinion thereon by GameStop's independent certified public accountants.

                                    (vii) GameStop shall deliver to Barnes &
Noble all Quarterly and Annual Financial Statements of each Subsidiary of GameStop which is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of GameStop required to be delivered to Barnes & Noble pursuant to this Section 5.1.

                                    (viii) All information provided by GameStop
or any of its Subsidiaries to Barnes & Noble pursuant to Sections 5.1(a)(iii) through (vii) inclusive shall be consistent in terms of format and detail and otherwise with the procedures in effect on the date hereof with respect to the provision of such financial information by GameStop and its Subsidiaries, as applicable, to Barnes & Noble (and, where appropriate, as presently presented in financial reports to Barnes & Noble's Board of Directors), with such changes therein as may be requested by Barnes & Noble from time to time consistent with changes in reporting by sectors and Subsidiaries of Barnes & Noble.

                                    (ix) GameStop and each of its Subsidiaries
which files information with the SEC shall deliver to Barnes & Noble: (A) as soon as the same are prepared, substantially final drafts of GameStop Public Documents, and (B) as soon as practicable, but in no event later than four Business Days prior to the date the same are printed, sent or filed, whichever is earliest, final copies of all such GameStop Public Documents; provided that GameStop may continue to revise such GameStop Public Documents prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by GameStop to Barnes & Noble as soon as practicable, and in any event within eight hours thereafter; and, provided, further, that Barnes & Noble and GameStop financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which GameStop may consider making to any of its GameStop Public Documents and related disclosures prior to any anticipated filing with the SEC, and GameStop shall obtain Barnes & Noble's consent prior to making any change to its GameStop Public Documents or related disclosures which would have an effect upon Barnes & Noble's financial statements or related disclosures. In addition to the foregoing, no GameStop Public Document or any other document which refers, or contains information with respect, to the ownership of GameStop by Barnes & Noble, the separation of GameStop from Barnes & Noble or the Distribution shall be filed with the SEC or otherwise made public by GameStop or any of its Subsidiaries without the prior written consent of Barnes & Noble.

                                    (x) GameStop shall, as promptly as
practicable, deliver to Barnes & Noble copies of all annual and other budgets and financial projections (consistent in terms of format and detail and otherwise with the procedures in effect on the date hereof) relating to GameStop or any of its Subsidiaries and shall provide Barnes & Noble an opportunity to meet with management of GameStop to discuss such budgets and projections.

                                    (xi) With reasonable promptness, GameStop
shall deliver to Barnes & Noble such additional financial and other information and data with respect to GameStop and its Subsidiaries and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by Barnes & Noble.

                                    (xii) Not later than one day prior to
issuance, GameStop shall deliver to Barnes & Noble copies of substantially final drafts of all press releases and other statements to be made available by GameStop or any of its Subsidiaries to employees of GameStop or any of its Subsidiaries or to the public concerning material developments in the business, properties, earnings, results of operations, financial condition or prospects of GameStop or any of its Subsidiaries or the relationship between (A) GameStop or any of its Subsidiaries and (B) Barnes & Noble or any of its Affiliates. In addition, prior to the issuance of any such press release or public statement, GameStop shall consult with Barnes & Noble regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, GameStop shall deliver to Barnes & Noble copies of final drafts of all press releases and other public statements. GameStop and Barnes & Noble will consult with each other as to the timing of their annual and quarterly earnings releases and will give each other an opportunity to review the information therein relating to GameStop and its Subsidiaries and to comment thereon.

                                    (xiii) GameStop shall cooperate fully, and
cause its accountants to cooperate fully, with Barnes & Noble to the extent requested by Barnes & Noble in the preparation of Barnes & Noble Public Filings. GameStop agrees to provide to Barnes & Noble all information that Barnes & Noble reasonably requests in connection with any Barnes & Noble Public Filings or that, in the judgment of Barnes & Noble's legal department, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. Such information shall be provided by GameStop in a timely manner on the dates requested by Barnes & Noble (which may be earlier than the dates on which GameStop otherwise would be required hereunder to have such information available) to enable Barnes & Noble to prepare, print and release all Barnes & Noble Public Filings on such dates as Barnes & Noble shall determine. GameStop shall cause its accountants to consent to any reference to them as experts in any Barnes & Noble Public Filings required under any law, rule or regulation. If and to the extent requested by Barnes & Noble, GameStop shall diligently and promptly review all drafts of such Barnes & Noble Public Filings and prepare in a diligent and timely fashion any portion of such Barnes & Noble Public Filing pertaining to GameStop. Prior to any printing or public release of any Barnes & Noble Public Filing, an appropriate executive officer of GameStop shall, if requested by Barnes & Noble, certify that the information relating to GameStop, any GameStop Affiliate or the GameStop Business in such Barnes & Noble Public Filing is accurate, true and correct in all material respects. Unless required by law, rule or regulation, GameStop shall not publicly release any financial or other information which conflicts with the information with respect to GameStop, any GameStop Affiliate or the GameStop Business that is included in any Barnes & Noble Public Filing without Barnes & Noble's prior written consent. Prior to the release or filing thereof, Barnes & Noble shall provide GameStop with a draft of any portion of a Barnes & Noble Public Filing containing information relating to GameStop and its Subsidiaries and shall give GameStop an opportunity to review such information and comment thereon; provided that Barnes & Noble shall determine in its sole discretion the final form and content of all Barnes & Noble Public Filings.

                           (b) Auditors and Audits; Annual Statements and
Accounting. GameStop agrees that, for so long as Barnes & Noble is required to consolidate GameStop's results of operations and financial position or to account for its investment in GameStop under the equity method of accounting (in accordance with generally accepted accounting principles):

                                    (i) GameStop shall use its best efforts to
enable the GameStop Auditors to complete their audit such that they will date their opinion on GameStop's audited annual financial statements on the same date that the Barnes & Noble Auditors date their opinion on Barnes & Noble Annual Statements and to enable Barnes & Noble to meet its timetable for the printing, filing and public dissemination of the Barnes & Noble Annual Statements.

                                    (ii) GameStop shall provide to Barnes &
Noble on a timely basis all information that Barnes & Noble reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the Barnes & Noble Annual Statements. Without limiting the generality of the foregoing, GameStop will provide all required financial information with respect to GameStop and its Subsidiaries to GameStop's Auditors in a sufficient and reasonable time and in sufficient detail to permit GameStop's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Barnes & Noble's Auditors with respect to information to be included or contained in the Barnes & Noble Annual Statements.

                                    (iii) GameStop shall authorize GameStop's
Auditors to make available to Barnes & Noble's Auditors both the personnel who performed or are performing the annual audit of GameStop and work papers related to the annual audit of GameStop, in all cases within a reasonable time prior to GameStop's Auditors' opinion date, so that the Barnes & Noble Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the GameStop Auditors as it relates to the Barnes & Noble Auditors' report on Barnes & Noble Annual Statements, all within sufficient time to enable Barnes & Noble to meet its timetable for the printing, filing and public dissemination of the Barnes & Noble Annual Statements.

                                    (iv) GameStop shall provide Barnes & Noble's
internal auditors access to GameStop's and its Subsidiaries' books and records so that Barnes & Noble may conduct reasonable audits relating to the financial statements provided by GameStop pursuant hereto as well as to the internal accounting controls and operations of GameStop and its Subsidiaries.

                                    (v) GameStop shall give Barnes & Noble as
much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the date hereof. GameStop will consult with Barnes & Noble and, if requested by Barnes & Noble, GameStop will consult with Barnes & Noble's independent public accountants with respect thereto. GameStop will not make any such determination or changes without Barnes & Noble's prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in GameStop's financial statements as filed with the SEC or otherwise publicly disclosed therein.

                                    (vi) Notwithstanding clause (vi) above,
GameStop shall make any changes in its accounting estimates or accounting principles that are requested by Barnes & Noble in order for GameStop's accounting estimates and principles to be consistent with those of Barnes & Noble.

                                            Nothing in this Section 5.1 shall
require GameStop to violate any agreement with any of its customers regarding the confidentiality of commercially sensitive information relating to that customer or its business; provided that in the event that GameStop is required under this Section 5.1 to disclose any such information, GameStop shall use all commercially reasonable efforts to seek to obtain such customer's consent to the disclosure of such information.

                  5.2 Other Covenants. GameStop hereby covenants and agrees that, for so long as Barnes & Noble beneficially owns at least 50% (by vote) of the outstanding shares of GameStop Common Stock:

                           (a) GameStop shall not, without the prior written
consent of Barnes & Noble (which it may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Barnes & Noble to freely sell, transfer, assign, pledge or otherwise dispose of shares of GameStop Common Stock or would restrict or limit the rights of any transferee of Barnes & Noble as a holder of GameStop Common Stock. Without limiting the generality of the foregoing, GameStop shall not, without the prior written consent of Barnes & Noble (which it may withhold in its sole and absolute discretion), take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Barnes & Noble as a GameStop stockholder in a manner not applicable to GameStop stockholders generally.

                           (b) GameStop shall not, without the prior written
consent of Barnes & Noble (which it may withhold in its sole and absolute discretion), issue any shares of GameStop Capital Stock or any rights, warrants or options to acquire GameStop Capital Stock (including securities convertible or exchangeable for GameStop Capital Stock), if after giving effect to such issuances and considering all of the shares of GameStop Capital Stock acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), Barnes & Noble would own less than 50% (by vote) of the then outstanding shares of GameStop Common Stock.

                           (c) To the extent that Barnes & Noble now or
hereafter is a party to any contracts or agreements that provide that certain actions of Barnes & Noble's Subsidiaries may result in Barnes & Noble being in breach of or in default under such agreements and Barnes & Noble has advised GameStop of the existence, and has furnished GameStop with copies, of such contracts or agreements (or the relevant portions thereof), GameStop shall not take any actions that reasonably could result in Barnes & Noble being in breach of or in default under any such contract or agreement. GameStop hereby acknowledges and agrees that Barnes & Noble has furnished it with copies of each such contract or agreement (or the relevant portion thereof) currently in effect. The parties acknowledge and agree that, after the date hereof, Barnes & Noble may in good faith (and not solely with the intention of imposing restrictions on GameStop pursuant to this covenant) enter into additional contracts or agreements that provide that certain actions of Barnes & Noble's Subsidiaries may result in Barnes & Noble being in breach of or in default under such agreements. GameStop agrees to keep confidential and not to disclose any information provided to it pursuant to this Section 5.2(c).

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
         6.       Indemnification.

                  6.1 Indemnification by GameStop. Subject to Section 6.3, GameStop shall indemnify, defend and hold harmless Barnes & Noble, all Barnes & Noble Affiliates and each of their respective directors, officers and employees (in their capacities as such), from and against (i) all Losses relating to, arising out of, or due to, directly or indirectly, any breach by GameStop or any GameStop Affiliate of any of the provisions of this Agreement; (ii) all Losses relating to, arising out of, or due to, directly or indirectly, any incorrect, inaccurate or incomplete financial or other information provided by GameStop or any GameStop Affiliate to Barnes & Noble pursuant to Section 5.1 of this Agreement; (iii) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the IPO Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the IPO Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading other than with respect to the Barnes & Noble Disclosure Portions; and (iv) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the Distribution Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the Distribution Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading other than with respect to the Barnes & Noble Disclosure Portions.

                  6.2 Indemnification by Barnes & Noble. Subject to Section 6.3, Barnes & Noble shall indemnify, defend, and hold harmless GameStop, all GameStop Affiliates, and each of their respective directors, officers and employees (in their capacities as such), from and against (i) all Losses relating to, arising out of, or due to, directly or indirectly, any breach by Barnes & Noble or any Barnes & Noble Affiliate of any of the provisions of this Agreement; (ii) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the Barnes & Noble Disclosure Portions of the IPO Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the Barnes & Noble Disclosure Portions of the IPO Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading; and (iii) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the Barnes & Noble Disclosure Portions of the Distribution Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the Barnes & Noble Disclosure Portions of the Distribution Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading.

                  6.3      Other Liabilities.

                           (a) Except as provided in Section 6.4, this Section 6
shall not be applicable to any Tax-Related Losses, which shall be governed by
Section 4 of this Agreement.

                           (b) This Section 6 shall not be applicable to any
Losses relating to, arising out of, or due to any breach of the provisions of any other contract, agreement or understanding between Barnes & Noble or any Barnes & Noble Affiliate and GameStop or any GameStop Affiliate, which Losses shall be governed by the terms of such contract, agreement or understanding.

                  6.4      Tax Effects of Indemnification.

                           (a) Any indemnification payment made under this
Agreement shall be characterized for tax purposes as if such payment were made immediately prior to the latest Distribution Date, and shall therefore be treated, to the extent permitted by law, as either (i) a distribution from GameStop to Barnes & Noble or (ii) a capital contribution from Barnes & Noble to GameStop.

                           (b) The amount of any Loss or Tax-Related Losses for
which indemnification is provided under this Agreement shall be (i) increased to take account of net Tax cost, if any, incurred by the Indemnitee arising from the receipt or accrual of an Indemnity Payment hereunder (grossed up for such increase) and (ii) reduced to take account of net Tax benefit, if any, realized by the Indemnitee arising from incurring or paying such Loss or Tax-Related Losses. In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any Indemnity Payment hereunder or incurring or paying any indemnified Loss or Tax-Related Losses. Any Indemnity Payment hereunder shall initially be made without regard to this Section 6.4 and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay but for the receipt or accrual of the Indemnity Payment or the incurrence or payment of such Loss or Tax-Related Losses, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnitee's liability for Taxes, and payments between Barnes & Noble and GameStop to reflect such adjustment shall be made if necessary.

                  6.5 Effect of Insurance Upon Indemnification. The amount which an Indemnifying Party is required to pay to any Indemnitee pursuant to this
Section 6 shall be

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
reduced (including retroactively) by any Insurance Proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Loss, it being understood and agreed that each of GameStop and Barnes & Noble shall use commercially reasonable efforts to collect any such proceeds or other amounts to which it or any of its Affiliates is entitled, without regard to whether it is the Indemnifying Party hereunder. No Indemnitee shall be required, however, to collect any such proceeds or other amounts prior to being entitled to indemnification from an Indemnifying Party hereunder. If an Indemnitee receives an Indemnity Payment in respect of a Loss and subsequently receives Insurance Proceeds or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the difference between (a) the sum of the amount of such Indemnity Payment and the amount of such Insurance Proceeds or other amounts actually received and (b) the amount of such Loss, in each case adjusted (at such time as appropriate adjustment can be determined) to reflect any premium adjustment attributable to such claim.

                  6.6 Procedure for Indemnification Involving Third-party
Claims.

                           (a) Notice of Claim. If any Indemnitee receives
notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification (other than pursuant to Section 4), such Indemnitee shall give such Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section shall not relieve any Indemnifying Party of its obligations under this Section 6, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

                           (b) Obligation of Indemnifying Party. An Indemnifying
Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within ten Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party Claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such Indemnifying Party shall keep the Indemnitee reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Section 6 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such Indemnitee shall have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction ("Separate Counsel"), to represent such Indemnitee in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment at any time, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, or there may be defenses available to such Indemnitee which are different from or in addition to those available to such Indemnifying Party and the representation of both parties by the same counsel would be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third-Party Claim (even if against multiple Indemnitees) and (ii) each of such Indemnifying Party and such Indemnitee shall have the right to conduct its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this
Section 6 within the period of ten Business Days described above, the Indemnitee may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); provided, however, that no such Indemnitee may compromise or settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that would be reasonably likely to have a material adverse effect on the Indemnitee.

                           (c) Joint Defense of Certain Claims. Notwithstanding
the provisions of Section 6.6(b), Barnes & Noble and GameStop shall jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which each party is claiming that it is entitled to indemnification under Section 6.1 or 6.2. If either Barnes & Noble or GameStop fails to defend jointly any such Third-Party Claim, the other party shall solely defend such Third-Party Claim and the party failing to defend jointly shall use all commercially reasonable efforts to cooperate with the other party in its defense of such Third-Party Claim; provided, however, that neither party may compromise or settle any such Third-Party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third-Party Claim.

                  6.7 Procedure for Indemnification Not Involving Third-party Claims.

                           (a) If any Indemnitee desires to assert against an
Indemnifying Party any claim for indemnification under this Section 6 other than a Third-Party Claim (a "Claim"), the Indemnitee shall deliver to the Indemnifying Party notice of its demand for satisfaction of such Claim (a "Request"), specifying in reasonable detail the amount of such Claim and the basis for asserting such Claim. Within 30 days after the Indemnifying Party has been given a Request, the Indemnifying Party shall either
(i) satisfy the Claim requested to be satisfied in such Request by delivering to the Indemnitee payment by wire transfer or a certified or bank cashier's check payable to the Indemnified Party in immediately available funds in an amount equal to the amount of such Claim, or (ii) notify the Indemnitee that the Indemnifying Party contests such Claim by delivering to the Indemnitee a Dispute Notice, stating that the Indemnifying Party objects to such Claim and specifying in reasonable detail the basis for contesting such Claim.

                           (b) If, within 20 Business Days after the delivery of
a Dispute Notice, the Indemnitee and the Indemnifying Party are unable to agree to a resolution to the Request at issue, either party may submit the dispute to arbitration. The results of such arbitration shall be final and binding on the parties. The arbitration shall be conducted by three arbitrators in accordance with the applicable rules of the AAA then in force and effect. Within 20 days following receipt of the written notice of arbitration, each party shall each appoint one arbitrator. The two arbitrators so appointed shall appoint the third arbitrator. If either party shall fail to appoint an arbitrator within such 20-day period, the arbitration shall be by the sole arbitrator appointed by the other party.

                           (c) Such arbitrators shall be empowered to determine
whether indemnification is required under this Section 6 and to determine the amount of the related indemnification payment. Each of the parties shall bear 50% of the aggregate expenses of the arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14. The place of arbitration shall be New York, New York. The final decision of the arbitrators shall be rendered no later than one year from the date of the written notice of arbitration. The arbitration award shall be final and binding upon the parties and judgment thereon may be entered in any court of the State of New York and federal courts in said state, the jurisdiction of which courts is hereby consented to by the parties for such purposes. The service of any notice, process, motion or other documents in connection with an arbitration award hereunder may be effectuated either by personal service upon a party or by certified or registered mail. The arbitrator shall not have the right to modify or amend any of the terms or provisions of this Agreement.

                  6.8 Exclusive Remedies. Except for the right to pursue equitable remedies, the remedies provided in this Section 6 shall be deemed the sole and exclusive remedies of the parties with respect to the subject matters of the indemnification provisions of this Section 6.

         7.       Miscellaneous.

                  7.1 Entire Agreement; Amendments; Waivers. This Agreement constitutes the entire Agreement of the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter and shall not be modified, amended or terminated, nor shall any provisions hereof be waived except by a writing signed by the parties hereto.

                  7.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed in the State of New York.

                  7.3 Jurisdiction; Venue. Subject to arbitration requirements of Sections 4.5 and Section 6.7, each party hereto hereby irrevocably submits to the jurisdiction of any New York State or United States Federal Court sitting in the Southern District of New York over any action or proceeding arising out of this Agreement, and each party hereby irrevocably agrees that all claims in respect of such action or proceeding may be held and determined in such New York State or Federal Court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Each party hereto hereby further waives, to the fullest extent permitted by law, any objection which he or it may now or hereafter have to the laying of venue in such State and any objection to any action or proceeding in such State on the basis of an inconvenient forum.

                  7.4 Notices. All notices required or permitted to be given hereunder shall be given in writing and shall be delivered by hand, by nationally recognized overnight courier, or by certified or registered first class United States mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Barnes & Noble, to:

                  Barnes & Noble, Inc.
                  122 Fifth Avenue
                  New York, New York  10011
                  Attn:  Chief Financial Officer

                  If to GameStop to:

                  GameStop Corp.
                  2250 William D. Tate Avenue
                  Grapevine, Texas  76051
                  Attn:  Chief Financial Officer

         Any party may change its address for notices in the manner set forth in this Section 7.4.

                  7.5 Assignment; Binding Effect. No party to this Agreement may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

                  7.6 Third Party Beneficiaries. The Indemnitees and their respective successors shall be third party beneficiaries of the indemnification provisions of Sections 4 and 6, as applicable, and shall be entitled to enforce those provisions in each such case as fully and to the same extent as if they were parties to this Agreement. Except as provided in the previous sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as provided in the previous sentence) shall be deemed a third party beneficiary under or by reason of this Agreement.

                  7.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

                  7.8 Invalidity. If any provision of this Agreement is held to be unenforceable by a court of competent jurisdiction, then such provision shall be deemed modified so that such provision is enforceable to the maximum extent possible, and any such invalidity shall not affect any of the other provisions of this Agreement.

                  7.9 Headings. The Section headings used in this Agreement are for the convenience of the parties only, are not substantive, and shall not be used to interpret or construe any of the provisions of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, unless otherwise specifically provided, they shall be deemed to be followed by the words "without limitation." This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            BARNES & NOBLE, INC.


                                               /s/ Maureen O'Connell
                                            By:__________________________
                                            Name:  Maureen O'Connell
                                            Title:  Chief Financial Officer

                                            GAMESTOP CORP.


                                               /s/ David Carlson
                                            By:_________________________
                                            Name:  David Carlson
                                            Title:  Chief Financial Officer

                                               10762-00007/910076.6